Exhibit 99.1
Contact: Neenah, Inc.
Bill McCarthy
Vice President — Investor Relations
678-518-3278

Neenah Reports Third Quarter 2019 Results
E.P.S. of $0.84 per share (vs. $0.75 in Q3 2018)
Adjusted E.P.S. of $0.95 (vs. $0.76 in Q3 2018)

ALPHARETTA, GEORGIA — November 5, 2019 — Neenah, Inc. (NYSE:NP) today reported third quarter 2019 results.

Third Quarter Highlights

•
Net sales of $231.8 million decreased 10 percent compared with $256.2 million in the prior year. On a constant currency basis and excluding the impact of the December 2018 sale of the Brattleboro mill, net sales were down 6 percent.

•	GAAP earnings per diluted common share (E.P.S.) of $0.84 compared with earnings of $0.75 per share in 2018.

•
On an adjusted basis, 2019 quarterly E.P.S. of $0.95 increased from $0.76 in the prior year period. Adjusting items in 2019 consisted primarily of accelerated depreciation and other costs related to the idling of a fine paper machine. Adjusted E.P.S. is a non-GAAP measure used to enhance understanding and comparability of year-on-year results. Details on adjusting items and a reconciliation to comparable GAAP measures are included later in this release.

•	Cash generated from operations of $33.4 million increased from $23.9 million in the third quarter of 2018. Cash flows in 2019 were used to reduce debt in the quarter by $19.1 million.

•	Quarterly cash dividends paid of $0.45 per share increased 10 percent from $0.41 per share in the prior year.

“We continued to improve operating margins and delivered increased profits in the quarter through our actions to manage costs and pricing as input costs began to moderate from year-ago levels. Combined, these items more than offset impacts from volume challenges that reflected weaker market conditions,” said John O’Donnell, Chief Executive Officer. “Our teams remain focused on optimizing cash flows, ensuring our solid financial position and strong balance sheet.  This strategy provides Neenah with both the strength to weather a less certain global economic environment, and the ability to act prudently on value-adding investment opportunities.”

Quarterly Consolidated Results

Income Statement

Consolidated net sales of $231.8 million in the third quarter of 2019 decreased 10 percent compared with $256.2 million in the third quarter of 2018. The decline in revenues resulted from lower volumes, reflecting weaker global market conditions in both segments, the divestiture of the Brattleboro mill in December 2018, and unfavorable currency translation effects. These items were only partly offset by increased selling prices in both segments. On a constant currency basis and excluding the sale of Brattleboro, sales declined 6 percent compared with the prior year.

Selling, general and administrative (SG&A) expense of $23.1 million in the third quarter of 2019 decreased from $23.6 million in the prior year.

Operating income of $19.0 million in the third quarter of 2019 increased $2.5 million compared to $16.5 million in 2018. Excluding pre-tax adjusting items of $2.5 million in 2019 and $0.7 million for 2018, adjusted operating income of $21.5 million in 2019 increased $4.3 million from $17.2 million in 2018. The increase was mainly due to higher selling prices, lower input costs, a more profitable Technical Products mix and lower SG&A, partly offset by lower sales and production volumes. Both years included higher maintenance and other costs related to annual planned maintenance downs.

Net interest expense of $2.8 million in the third quarter of 2019 declined compared with $3.2 million in the third quarter of 2018 as a result of reduced debt and lower interest rates in 2019.

The effective income tax rate was 11 percent in the third quarter of 2019 and 3 percent in the third quarter of 2018. The tax rate in 2019 included a $1.2 million reversal of U.S. federal and state reserves for uncertain tax positions following expiration of statutes of limitation for audit. The tax rate in 2018 benefited from a higher amount of credits to tax expense for pension contributions and excess tax benefits on stock compensation, and the impact of these and other benefits being magnified due to lower pre-tax book income in 2018.

Cash Flow and Balance Sheet Items

Cash provided from operations in the third quarter of 2019 was $33.4 million and increased significantly compared with $23.9 million in the third quarter of 2018. Higher cash flows in 2019 resulted primarily from improvements in working capital, lower contributions to post-employment retirement plans and increased earnings.

Capital spending of $4.9 million in the third quarter of 2019 decreased from $12.3 million in the prior year, which included spending on a large safety and environmental filtration project in Germany that was completed during the plant shutdown in the fourth quarter.

Debt as of September 30, 2019 was $204.6 million and decreased $19.1 million from $223.7 million as of June 30, 2019. Cash and cash equivalents as of September 30, 2019 were $7.4 million and compared to $8.1 million as of June 30, 2019.

Quarterly Segment Results

Technical Products quarterly net sales of $131.7 million in 2019 decreased 7 percent from $142.3 million in the prior year, and were down 5 percent on a constant currency basis. The revenue decline resulted primarily from lower backings volumes and $3.0 million of unfavorable foreign currency effects, partly offset by higher selling prices and a higher value sales mix.

Operating income of $9.5 million in the third quarter of 2019 decreased $1.4 million compared with prior year income of $10.9 million. Excluding $2.6 million of favorable adjusting items for 2018, adjusted operating income of $9.5 million in 2019 increased $1.2 million from $8.3 million in the prior year. Adjusted operating income increased as a result of lower input costs, increased selling prices, and a higher value mix, which more than offset lower sales, lower production volumes and associated manufacturing fixed cost inefficiencies, and higher SG&A expense.

Fine Paper and Packaging quarterly net sales of $100.1 million in 2019 decreased 11 percent, from $112.5 million in the prior year. Excluding the impact of the divestiture of the Brattleboro operation last December, sales were down 6 percent. The decline was due to lower commercial print volume (including impacts due to a significant change with a major distributor) and a less favorable sales mix that were only partly offset by higher selling prices and growth in the consumer segment.

Operating income of $13.2 million in the third quarter of 2019 increased $1.9 million from $11.3 million in the prior year. Excluding $2.3 million of non-routine costs in 2019 primarily related to idling a paper machine and $1.9 million of costs in 2018 primarily related to the Brattleboro mill impairment loss, adjusted operating income of $15.5 million in 2019 increased $2.3 million from $13.2 million in the prior year as a result of lower input costs and higher selling prices, partly offset by lower volumes and a less favorable sales mix.

Unallocated Corporate costs in the third quarter of 2019 of $3.7 million decreased $1.4 million from the prior year period. Excluding 2019 adjustments of $0.2 million for pension settlement and restructuring costs, and 2018 adjustments of $0.8 million for restructuring costs, adjusted unallocated corporate expenses decreased $0.8 million, primarily due to timing of certain items.

Other segment operating results in the third quarter of 2018 were a loss of $0.6 million for a portion of the Brattleboro impairment loss. Following the sale of the Brattleboro mill in December 2018, the Other segment is no longer being recognized.

Year-to-Date

Consolidated net sales of $724.9 million for the nine months ended September 30, 2019 were $69.1 million lower than the prior year as a result of lower volumes, including the divestiture of the Brattleboro mill, and unfavorable currency effects, partially offset by increased selling prices and, in Technical Products, a higher-value sales mix.

Consolidated operating income of $56.2 million for the nine months ended September 30, 2019 increased $19.9 million from the prior year period. The increase was mainly due to the absence of a $34.0 million impairment loss related to the divestiture of the Brattleboro mill recognized in 2018. Excluding $6.0 million of adjustments in 2019 and $34.8 million of adjustments in 2018, adjusted operating income decreased $8.9 million, primarily due to lower sales, higher input costs, and lower production volumes and associated manufacturing cost inefficiencies, that were only partially offset by higher net selling prices.

Year-to-date net income from continuing operations of $39.8 million increased $15.5 million compared with $24.3 million in 2018. After excluding the 2019 after-tax adjustments of $4.5 million, and the 2018 after-tax adjustments of $26.6 million, the decrease in net income of $6.6 million in 2019 was due to lower adjusted operating income and a $0.9 million favorable tax adjustment in 2018.

Year-to-date earnings per diluted common share from continuing operations of $2.33 in 2019 increased from $1.41 in 2018. After excluding $0.27 per share of adjustments in 2019 and $1.56 per share of adjustments in 2018, year-to-date adjusted earnings per share in 2019 and 2018 were $2.60 and $2.97, respectively.

Cash provided by operating activities of $74.4 million for the nine months ended September 30, 2019 was $10.7 million higher than $63.7 million in the prior year period. The increase resulted primarily from working capital improvements and lower pension plan contributions, partly offset by lower cash earnings.

Capital expenditures for the nine months ended September 30, 2019 were $13.9 million compared to $28.1 million in the prior year period. For 2019, full-year capital expenditures are expected to be slightly below our targeted range of 3 to 5 percent of net sales.

Debt as of September 30, 2019 of $204.6 million was $34.5 million lower compared with $239.1 million as of December 31, 2018. Cash and cash equivalents of $7.4 million as of September 30, 2019 decreased $2.5 million compared with cash and cash equivalents of $9.9 million as of December 31, 2018.

Reconciliation to GAAP Measures

The Company will report adjustments to GAAP figures when they are believed to improve the comparability and understanding of results. In these instances, a reconciliation of adjusted income measures to comparable GAAP measures will be provided, as shown below:

	Third Quarter		YTD
Continuing Operations ($ Millions)	2019	2018	2019	2018
GAAP Operating Income	$19.0	$16.5	$56.2	$36.3
Impairment loss	—	2.0	—	34.0
Idled paper machine costs	2.4	—	4.4	—
2012-15 indirect tax audit costs	0.1	—	0.7	—
Restructuring and other non-routine costs	(0.1)	2.2	0.8	2.5
Pension settlement and other benefit costs	0.1	—	0.1	1.8
Acquisition-related adjustments	—	(3.1)	—	(3.1)
Insurance settlement	—	(0.4)	—	(0.4)
Adjusted Operating Income	$21.5	$17.2	$62.2	$71.1

GAAP Income	$14.4	$12.9	$39.8	$24.3
Impairment loss	—	1.4	—	25.4
Idled paper machine costs	1.8	—	3.3	—
2012-15 indirect tax audit costs	0.1	—	0.5	—
Restructuring and other non-routine costs	(0.1)	1.7	0.6	1.9
Pension settlement and other benefit costs	0.1	—	0.1	1.4
Acquisition-related adjustments	—	(2.7)	—	(2.7)
Insurance settlement	—	(0.3)	—	(0.3)
Tax adjustments	—	—	—	0.9
Adjusted Income	$16.3	$13.0	$44.3	$50.9

GAAP Earnings per Diluted Common Share	$0.84	$0.75	$2.33	$1.41
Impairment loss	—	0.08	—	1.49
Idled paper machine costs	0.11	—	0.20	—
2012-15 indirect tax audit costs	—	—	0.03	—
Restructuring and other non-routine costs	(0.01)	0.10	0.03	0.11
Pension settlement and other benefit costs	0.01	—	0.01	0.08
Acquisition-related adjustments	—	(0.15)	—	(0.15)
Insurance settlement	—	(0.02)	—	(0.02)
Tax adjustments	—	—	—	0.05
Adjusted Earnings per Share	$0.95	$0.76	$2.60	$2.97

Diluted Shares	16,905	16,988	16,910	16,984

Conference Call

A conference call and webcast to discuss third quarter earnings and other matters of interest will be held as noted below. To participate actively in the call, parties should use the telephone dial-in numbers.

Date: Wednesday, November 6, 2019
Time: 11:00 AM (EDT)
Dial-In #: (877) 444-2208 Toll Free or (412) 317-5236 International
To be joined into: Neenah Call

Interested parties are invited to listen to the call live via webcast by visiting www.neenah.com and clicking on Investor Relations. Supplemental Information can be found on the Company’s web site under the Investor Relations - Presentations & Events section. An archive of the webcast will be available on the Company's web site until December 6, 2019.

A replay of the call will be available until November 13, 2019, with dial-in numbers of (877) 344-7529 in the U.S., (412) 317-0088 in Canada, and (412) 317-0088 international, using conference ID 10135746.

About Neenah

Neenah is a leading global specialty materials company focused on premium niche markets that value performance and image. Key products and markets include advanced filtration media, specialized performance substrates used for digital transfer, tape and abrasive backings, labels and other products, and premium printing and packaging papers. The Company is headquartered in Alpharetta, Georgia and its products are sold in over 80 countries worldwide from manufacturing operations in the United States, Europe and the United Kingdom. Additional information can be found at the Company’s web site, www.neenah.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933 (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”), or in releases made by the U.S. Securities and Exchange Commission (“SEC”), all as may be amended from time to time. Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of the PSLRA and we caution investors that any forward-looking statements we make are not guarantees or indicative of future performance. These forward-looking statements rely on a number of assumptions concerning future events and are subject to risks, uncertainties and other factors, many of which are outside of our control and could cause actual results to materially differ from such statements. Such risks, uncertainties and other factors include, but are not necessarily limited to, those set forth under the captions “Cautionary Note Regarding Forward-Looking Statements” and/or “Risk Factors” of our latest Form 10-K filed with the SEC as periodically updated by subsequently filed Form 10-Qs (these securities filings can be located on our website at www.neenah.com). Unless specifically required by law, we assume no obligation to update or revise these forward-looking statements to reflect new events or circumstances.  These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws.

NEENAH, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share and per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net sales	$231.8	$256.2	$724.9	$794.0
Cost of products sold	187.1	214.9	585.8	645.2
Gross profit	44.7	41.3	139.1	148.8
Selling, general and administrative expenses	23.1	23.6	75.3	75.6
Impairment loss	—	2.0	—	34.0
Restructuring and other non-routine costs	2.4	2.2	5.9	2.5
Pension settlement and other benefit costs	0.1	—	0.1	1.8
Acquisition-related adjustments	—	(3.1)	—	(3.1)
Insurance settlement	—	(0.4)	—	(0.4)
Other expense - net	0.1	0.5	1.6	2.1
Operating income	19.0	16.5	56.2	36.3
Interest expense - net	2.8	3.2	9.0	9.8
Income from continuing operations before income taxes	16.2	13.3	47.2	26.5
Provision for income taxes	1.8	0.4	7.4	2.2
Income from continuing operations	14.4	12.9	39.8	24.3
Loss from discontinued operations	—	(0.8)	—	(0.8)
Net income	$14.4	$12.1	$39.8	$23.5

Earnings (Loss) Per Common Share
Basic
Continuing operations	$0.85	$0.76	$2.35	$1.43
Discontinued operations	—	(0.05)	—	(0.05)
Basic	$0.85	$0.71	$2.35	$1.38
Diluted
Continuing operations	$0.84	$0.75	$2.33	$1.41
Discontinued operations	—	(0.05)	—	(0.05)
Diluted	$0.84	$0.70	$2.33	$1.36

Weighted Average Common Shares Outstanding (in thousands)
Basic	16,837	16,849	16,850	16,848
Diluted	16,905	16,988	16,910	16,984

NEENAH, INC. AND SUBSIDIARIES
BUSINESS SEGMENT DATA
(In millions)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net Sales:
Technical Products	$131.7	$142.3	$418.1	$449.7
Fine Paper and Packaging	100.1	112.5	306.8	339.9
Other	—	1.4	—	4.4
Consolidated	$231.8	$256.2	$724.9	$794.0

Operating Income:
Technical Products	$9.5	$10.9	$33.3	$44.2
Fine Paper and Packaging	13.2	11.3	38.0	15.3
Other	—	(0.6)	—	(6.8)
Unallocated corporate costs	(3.7)	(5.1)	(15.1)	(16.4)
Consolidated	$19.0	$16.5	$56.2	$36.3

RECONCILIATION OF SEGMENT OPERATING INCOME
(In millions)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Technical Products
GAAP Operating Income	$9.5	$10.9	$33.3	$44.2
Impairment loss	—	—	—	1.1
Restructuring and other non-routine costs	—	0.5	0.4	0.8
Pension settlement and other benefit costs	—	—	—	0.4
Acquisition-related adjustments	—	(3.1)	—	(3.1)
Adjusted Operating Income	9.5	8.3	33.7	43.4

Fine Paper and Packaging
GAAP Operating Income	13.2	11.3	38.0	15.3
Impairment loss	—	1.6	—	26.7
Idled paper machine costs	2.4	—	4.4	—
2012-15 indirect tax audit costs	0.1	—	0.7	—
Restructuring and other non-routine costs	(0.2)	0.6	0.2	0.6
Pension settlement and other benefit costs	—	—	—	0.4
Insurance settlement	—	(0.3)	—	(0.3)
Adjusted Operating Income	15.5	13.2	43.3	42.7

Other/Unallocated Corporate
GAAP Operating Loss	(3.7)	(5.7)	(15.1)	(23.2)
Impairment loss	—	0.4	—	6.2
Restructuring and other non-routine costs	0.1	1.1	0.2	1.1
Pension settlement and other benefit costs	0.1	—	0.1	1.0
Insurance settlement	—	(0.1)	—	(0.1)
Adjusted Operating Loss	(3.5)	(4.3)	(14.8)	(15.0)

Consolidated
GAAP Operating Income	19.0	16.5	56.2	36.3
Impairment loss	—	2.0	—	34.0
Idled paper machine costs	2.4	—	4.4	—
2012-15 indirect tax audit costs	0.1	—	0.7	—
Restructuring and other non-routine costs	(0.1)	2.2	0.8	2.5
Pension settlement and other benefit costs	0.1	—	0.1	1.8
Acquisition-related adjustments	—	(3.1)	—	(3.1)
Insurance settlement	—	(0.4)	—	(0.4)
Adjusted Operating Income	$21.5	$17.2	$62.2	$71.1

NEENAH, INC. AND SUBSIDIARIES
SELECTED BALANCE SHEET DATA
(In millions)
(Unaudited)

	September 30, 2019	December 31, 2018
ASSETS
Current Assets
Cash and cash equivalents	$7.4	$9.9
Accounts receivable - net	112.0	114.8
Inventories	118.7	131.6
Prepaid and other current assets	15.0	21.6
Total Current Assets	253.1	277.9
Property, Plant and Equipment - net	376.7	396.2
Lease Right-of-Use Assets	14.2	—
Deferred Income Taxes	13.0	16.4
Goodwill and Other Intangibles - net	149.0	154.7
Other Noncurrent Assets	16.4	16.0
Total Assets	$822.4	$861.2

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Debt payable within one year	$2.6	$2.3
Lease liabilities payable within one year	1.8	—
Accounts payable	51.7	63.3
Accrued expenses	48.7	55.2
Total Current Liabilities	104.8	120.8
Long-term Debt	202.0	236.8
Deferred Income Taxes	13.5	14.4
Noncurrent Employee Benefits	79.4	92.9
Noncurrent Lease Liabilities	13.2	—
Other Noncurrent Obligations	4.0	6.1
Total liabilities	416.9	471.0
Stockholders’ Equity	405.5	390.2
Total Liabilities and Stockholders’ Equity	$822.4	$861.2

NEENAH, INC. AND SUBSIDIARIES
SELECTED CASH FLOW DATA
(In millions)
(Unaudited)

	Nine Months Ended September 30,
	2019	2018
Operating Activities
Net income	$39.8	$23.5
Depreciation and amortization	30.2	27.3
Stock-based compensation	4.8	3.7
Deferred income tax provision (benefit)	1.1	(4.4)
Impairment loss	—	34.0
Pension settlement and other benefit costs	0.1	1.8
Loss on asset dispositions	0.1	0.4
Non-cash effects of changes in liabilities for uncertain income tax positions	(0.5)	0.1
Decrease (increase) in working capital	1.4	(8.2)
Pension and other postretirement benefits	(2.2)	(13.5)
Other	(0.4)	(1.0)
Net cash provided by operating activities	74.4	63.7

Investing Activities
Capital expenditures	(13.9)	(28.1)
Purchase of marketable securities	(0.3)	—
Other	(0.7)	(0.8)
Cash used in investing activities	(14.9)	(28.9)

Financing Activities
Long-term borrowings	155.5	224.8
Repayments of long-term debt	(188.8)	(229.6)
Debt issuance costs	(0.4)	(0.3)
Cash dividends paid	(22.9)	(20.8)
Shares purchased	(5.1)	(6.3)
Proceeds from exercise of stock options	—	0.6
Cash used in financing activities	(61.7)	(31.6)

Effect of exchange rates on cash and cash equivalents	(0.3)	(0.3)
Net increase (decrease) in cash and cash equivalents	(2.5)	2.9
Cash and cash equivalents, beginning of the year	9.9	4.5
Cash and cash equivalents, end of period	$7.4	$7.4